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                                                                    EXHIBIT 10.3

                       MANUFACTURING AND SUPPLY AGREEMENT

         MANUFACTURING AND SUPPLY AGREEMENT ("Agreement") is entered into as of June 30, 1997 ("Effective Date"), by and between RHONE-POULENC RORER PHARMACEUTICALS INC., a Delaware corporation with its principal office at 500 Arcola Road, Collegeville, Pennsylvania 19426 ("RPRPI"), and WATSON LABORATORIES, INC., a Nevada corporation with its principal office at 311 Bonnie Circle, Corona, California 91720 ("Watson").

                                R E C I T A L S:

         WHEREAS, Rorer Pharmaceutical Products, Inc. ("RPPI"), an Affiliate of RPRPI and Watson have entered into a License Agreement dated as of even date herewith (the "License Agreement") granting to Watson an exclusive license of all of RPPI's rights to market, advertise, promote, sell and distribute the Product throughout the Territory (as each such term is defined below); and

         WHEREAS, RPR and Watson desire to enter into this Agreement under which RPRPI will supply all of Watson's requirements of the Product to Watson, and Watson will purchase all of its supply of the Product from RPRPI.

         NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  Definitions

         1.1 Definitions. As used in this Agreement, the following terms shall have the corresponding meanings set forth below:

         "Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

         "Affiliate" shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person; provided, however, that with respect to RPRPI, only Rhone-Poulenc Rorer Inc. ("RPR") and Persons directly or indirectly controlled by RPR shall be an Affiliate of RPRPI for any provision of this Agreement, or any of the Agreements contemplated hereby. For purposes of this Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a person, or the right to receive over 50% of the profits or earnings of a person.



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         "Bankruptcy Event" shall mean the Person in question becomes insolvent, or a receiver or custodian is appointed for such Person, or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of such Person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Person makes an assignment for the benefit of its creditors, or substantially all of the assets of such Person are seized or attached and not released within sixty (60) days thereafter.

         "Designated Manufacturer" shall mean Centeon L.L.C., the party that, as RPRPI's designee and on RPRPI's behalf, shall manufacture the Product for supply by RPRPI to Watson hereunder.

         "FDA" shall mean the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

         "FDA Standards" shall mean the Act, the establishment license requirements and the Current Good Manufacturing Practice regulations of the FDA applicable to the Product or, insofar as the Product is concerned, the manufacturing facility of the Designated Manufacturer, and all relevant guidelines of the FDA.

         "Improvement" to a Product shall mean any and all inventions, discoveries, developments, modifications and improvements, whether or not patented or patentable, relating to such Product which is reflected in a mutually agreed, written change to the Product Specification.

         "Jago License Agreement" shall mean that certain Diltiazem SR Development and License Agreement, dated August 10, 1988, between RPR and Jago Research AG, as amended.

         "Labeling" shall mean all unit Product labels, package inserts, carton imprints and all other markings on packaging for, or other similar materials related to, the Product supplied hereunder to Watson that are defined as labels or labeling under any applicable law or regulation.

         "Labeling Specifications" shall mean those U.S. Labeling specifications for the Products attached hereto as Exhibit 1.1, incorporated by reference herein (excluding those labeling specifications required under the NDA for the Product), and any amendments to such specifications which may be mutually agreed upon by the parties in writing and which shall be incorporated herein.

         "NDA" shall mean the "New Drug Application," as defined in the Act, for the Product and all supplements thereto.

         "Person" shall mean any corporation, partnership, joint venture, other entity or natural person.


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         "Product" shall mean the pharmaceutical preparation, whether branded
(i.e., sold under a trademark) or generic (i.e., sold not under a trademark), consisting of diltiazem formulated for extended release using the delivery technology licensed under the Jago License Agreement and currently marketed by RPRPI in the U.S.A. under the Dilacor XR(R) trademark and any and all Improvements thereon.

         "Product Specifications" shall mean the Product specifications and methods set forth as of the date hereof in the manufacturing and control sections of the NDA heretofore submitted to and approved by the FDA for the Product, including any Labeling requirements specified therein, and any amendments to such specifications which may be mutually agreed upon by the parties in writing and which shall be incorporated herein.

         "Specifications" shall mean the Product Specifications and the Labeling Specifications.

         "Territory" shall mean the entire world, excluding New Zealand, the Republic of Korea and North Korea.

                                   ARTICLE II

                             Supply of the Product

         2.1 Exclusive Supply of Product. Except as specifically provided by the provisions of this Agreement, during the term of this Agreement, RPRPI shall supply Watson with all of its requirements of the Product (in finished, packaged form except as provided in Section 2.4(g)), and Watson shall purchase all of its requirements of the Product from RPRPI, all in accordance with the terms hereof. The parties acknowledge that RPRPI may cause some or all of its obligations under this Agreement, including without limitation the manufacturing, testing, packaging and shipping of the Product, to be performed on RPRPI's behalf by the Designated Manufacturer; provided, however, that RPRPI shall be and remain fully liable hereunder for the performance of all such obligations.

         2.2 Forecasts, Orders, Prices and Terms.

             (a) Upon execution of this Agreement and no later than June 15 of each calendar year thereafter, Watson shall provide RPRPI in writing with a good faith forecast and best estimate of Watson's demand for the Product, by presentation, for the next calendar year for budgeting purposes and for determination of Standard Costs (as defined below).

             (b) Watson shall provide RPRPI by the first day of each calendar month with a written twelve (12) month rolling forecast and best estimate, by month, of its requirements of Product. All forecasts shall be prepared in good faith in order to facilitate RPRPI's, or its Designated Manufacturer's, manufacture and shipment of the Product in compliance with this Agreement.


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             (c) Concurrently with execution of this Agreement, Watson shall submit and RPPI hereby accepts its firm purchase orders for shipment of Product for the initial four months of this Agreement in accordance with Schedule 2.2(c) hereof. Otherwise, firm purchase orders for Product shall be placed by Watson with RPRPI not less than one hundred twenty (120) days lead time prior to the shipment or other release date(s) requested by Watson unless RPRPI agrees to and accepts an order for delivery in less than one hundred twenty (120) days. It is expressly understood and agreed that, subject to the duties of Watson under the License Agreement and Section 2.1 of this Agreement and subject to submitted firm purchase orders, Watson has no obligation to order any minimum quantities of Product; provided, however, RPRPI may require Watson to place orders in whole number multiples of specified-size lots and/or in reasonable minimum batch sizes. Each purchase order shall include (a) the quantity of Product to be purchased; (b) the requested delivery date(s) therefor; (c) any relevant shipping instructions; and (d) any other information dictated by the circumstances of the order. All contrary, inconsistent or additional terms and conditions of any purchase order, purchase order release, confirmation, acceptance, invoice or any similar document shall be superseded by the provisions of this Agreement and shall be disregarded and have no force or effect.

             (d) All purchase orders are subject to acceptance by RPRPI. So long as Watson is not in default under this Agreement, RPRPI shall accept purchase orders issued to it by Watson that are within forecast and the minimum order lead time specified above, by written notification to Watson within ten (10) days after receipt of such purchase order. RPRPI will use commercially reasonable efforts to fill non-conforming orders, subject to the consent of the Designated Manufacturer if required, but RPRPI reserves the right to charge reasonable expedite fees and other surcharges as a condition to its accepting a non-conforming order. Once accepted by RPRPI, a purchase order cannot be canceled, accelerated or rescheduled, in whole or part, except with RPRPI's written consent. Requests to increase an existing purchase order shall be treated as a new purchase order for the incremental amount.

             (e) RPRPI shall cause the Designated Manufacturer to manufacture and ship Product pursuant to Watson's purchase orders accepted by RPRPI.

             (f) The purchase price for Product ("Purchase Price") purchased from RPRPI shall be equal to (i) RPRPI's Standard Cost (as defined below) for such Product, plus (ii) ten percent (10%) of the Standard Cost for such Product (and also plus any applicable sales or use taxes, duties, VAT and other similar taxes, unless Watson provides RPRPI with a valid resale certificate or other proof of exemption). For purposes hereof, "Standard Cost" with respect to the Product shall equal the costs determined in accordance with the methodology set forth in Schedule 2.2 (f) attached hereto, as such schedule may be amended from time to time in a writing signed by an authorized representative of both the parties, and are subject to adjustment as set forth in Section 2.4(a).

         (g) The charges applicable to each shipment of Product shall be separately invoiced by RPRPI simultaneously with delivery by RPRPI to Watson of a certificate of


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analysis relating to such shipment. Payment shall be made within thirty (30)
days after Watson's receipt of an invoice.

             (h) All shipments of the Product shall be shipped, at Watson's option, to Watson's facilities in Corona, California or Copaigne, New York. All shipments shall be Ex Works the manufacturing facility (Incoterms 1990), and shall be accompanied by a packing slip which describes the Product, states the purchase order number and shows the shipment's destination (as specified above). Title and risk of loss shall transfer to Watson upon delivery of the goods to the carrier for shipment as provided for herein at the Designated Manufacturer's manufacturing facility. Watson shall designate a carrier and mode of shipment at the time of entry of each purchase order with RPRPI; provided, however, that if Watson fails to designate a carrier on its purchase order, RPRPI may select a common carrier (shipment by ground) for the account and risk of Watson. For the purposes of this Agreement, a timely shipment shall be a shipment made by RPRPI or RPRPI's Designated Manufacturer, through Watson's carrier, a common carrier, or other method designated by and for the account and at the expense of Watson of a quantity of Product equal to the amount specified in the applicable purchaser order plus or minus five percent (5%) no later than ten (10) business days after the shipment date set forth in such purchase order.

         2.3 Records and Audit Rights.

             (a) RPRPI shall maintain complete and accurate books and records with respect to the Standard Costs payable by Watson under this Agreement and the transactions contemplated herein, along with such other reconciliation and other information as may be necessary to calculate and verify all consideration paid or payable by Watson under this Agreement and the transactions contemplated herein. Upon Watson's reasonable request, RPRPI shall request from the Designated Manufacturer documents and information necessary to determine the Standard Costs payable by Watson hereunder.

             (b) RPRPI shall maintain such books and records in accordance with generally accepted accounting principles consistently applied and for a period of three (3) years after the submission of each report required to be submitted by RPRPI to Watson under this Agreement; provided, however, that if there is a good faith dispute between the parties continuing at the end of any such three
(3) year period with respect to such books or records, then the time period for RPRPI to maintain such books and records under dispute shall be extended until such time as the dispute is finally resolved.

             (c) Watson shall have the right itself or through an independent accountant selected by it and acceptable to and approved by RPRPI (which approval shall not be unreasonably withheld or delayed) to have access to the relevant RPRPI records during reasonable business hours for the purposes of verifying, inspecting or auditing, at Watson's expense (except as provided for in Section 2.3(d) below), the Standard Costs provided for in this Agreement for any of the preceding three (3) years, but this right may not be exercised more than once in any period of twelve consecutive months. Watson shall solicit or receive only information relating to the accuracy of the information and


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the payments made. RPRPI shall be entitled to withhold approval of an accountant which Watson nominates unless the accountant agrees to sign a confidentiality agreement with Watson which shall obligate such accountant to hold the information it receives from RPRPI in confidence, except for information necessary for disclosure to Watson, necessary to establish the accuracy of the reports and amounts paid to RPRPI. Such audit rights shall survive for three (3) years after the expiration or termination of this Agreement.

             (d) Any underpayment for Product shipped determined pursuant to subparagraph (c) above shall be paid within thirty (30) days of the delivery of a detailed written accountant's report to the parties hereto. Any overpayment for Product shipped shall be credited to the next payment due from Watson. If no further payments from Watson will be due then a refund will be made within sixty
(60) days of the audit. In the event of any such overpayment of ten percent (10%) or more, RPRPI shall also at the same time reimburse Watson for the out-of-pocket costs of the verification, inspection or audit conducted.

             (e) The provisions of this Section 2.3 shall survive the expiration or sooner termination of the term of this Agreement.

         2.4 Labeling and Packaging.

             (a) From and after such time as the NDA for the Product has been transferred to Watson pursuant to the terms of the Inventory Purchase Agreement of even date herewith, between Watson and RPRPI, Watson shall bear the sole responsibility for ensuring the accuracy of the information contained in all Labeling and for compliance of all such Labeling and the Labeling Specifications with all applicable law in the Territory. RPRPI shall purchase sufficient Labeling to cover the next full quarter's forecasted amount of Product. Should Watson desire or be required to change any component of Labeling or to introduce a new packaging component to which Labeling will be affixed, Watson shall so inform RPRPI and shall be responsible for updating of the artwork or text, as applicable, and providing it to RPRPI in camera-ready form and in compliance with the Labeling Specifications. RPRPI shall make all necessary arrangements for such Labeling to be printed and shall provide to Watson printer's proofs of all Labeling for Watson's review. Watson shall within fifteen (15) business days of its receipt of such proofs either provide to RPRPI any necessary corrections thereto or notify RPRPI of its approval of such proofs. Failure to notify RPRPI of corrections within such fifteen (15) business days shall be deemed acceptance for such proofs by Watson. Upon acceptance thereof by Watson, RPRPI shall return all artwork provided by Watson to Watson. RPRPI shall be entitled to adjust its Standard Costs for manufacturing Products hereunder, effective immediately upon making such adjustment, to take account of all costs incurred in making changes to Labeling and/or packaging as provided for in this Section 2.4(a), including without limitation the costs of acquiring new Labeling in a timely manner to meet Watson's pending purchase orders and forecasted demand and the acquisition and disposal costs associated with obsolete inventory of Labeling, films, plates and packaging.


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             (b) Notwithstanding anything to the contrary contained above, (i)
Watson, at its option and expense, may elect by written notice to RPRPI to assume all responsibility for and perform all packaging and labeling with respect to all samples of the Product, and (ii) in order to facilitate Watson's packaging and labeling of such samples, RPRPI will, upon request by Watson, ship to Watson's Corona, California or Copaigne, New York facility (as designated by Watson) reasonable quantities of the Product in bulk form for packaging and labeling as samples. If Watson elects this option, the parties will discuss and mutually agree upon (such agreement not to be unreasonably withheld) the details of the transfer of packaging and labeling responsibility for samples to Watson.

             (c) In the event Watson obtains one or more Regulatory Approval(s) to distribute Product conforming to the Product Specifications in jurisdiction(s) in the Territory outside the U.S. and such Regulatory Approval(s) require Product Labeling that differs from Labeling that conforms to the Labeling Specifications, the parties will discuss in good faith an appropriate means of having bulk Product packaged for distribution in such jurisdictions.

         2.5 Inspection of Product.

             (a) RPRPI will, or will cause the Designated Manufacturer to, conduct quality control testing and formal release of Product in accordance with the RPRPI standard quality control procedures that are part of the Product Specifications ("RPRPI-Standard QA"), and to provide Watson with a certificate of analysis for all batches of Product shipped to Watson. Delivery of any Product by RPRPI to Watson shall constitute a certification by RPRPI that the Product conforms to the Product Specifications, except in the case of quarantined shipments, described below. RPRPI may ship Product to Watson directly from the Designated Manufacturer's facility, and Watson agrees to accept delivery for Product, in quarantine. Watson shall store all Product in controlled conditions as specified in the Specifications. In the event a shipment is delivered in quarantine, Watson will extract and deliver to RPRPI or the Designated Manufacturer samples of the quarantined shipment pursuant to RPRPI-Standard QA, for quality control testing by RPRPI. Upon satisfactory completion of such RPRPI-Standard QA, RPRPI will, or will cause the Designated Manufacturer to, release such shipment by delivering to Watson a written notice releasing such shipment, accompanied by a certificate of analysis pertaining to such shipment. In the case of quarantined shipments, such release by RPRPI will constitute a certification by RPRPI that the Product conforms to the Product Specifications. RPRPI will have the right at reasonable times and on reasonable notice to inspect Watson's distribution center for compliance with the aforementioned conditions for storage and treatment of quarantined shipments, but such right may not be exercised more than once in any period of twelve consecutive months unless RPRPI has a good faith reason to believe the Product is not being handled and stored in accordance with the Product Specifications and/or such facility is not in compliance in any material respect with FDA Standards or other applicable law. Such inspection shall be conducted at RPRPI's sole cost and expense in a manner so as reasonably to minimize disruption of Watson's business operations, provided that Watson shall reimburse RPRPI for such costs if such inspection reveals a material non-compliance with Product Specifications, FDA Standards or any applicable law.


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             (b) Within fifteen (15) days after receipt of each shipment of
Product by Watson at the destination specified in the shipping instructions, Watson agrees to inspect promptly each shipment to determine whether any portion of it does not conform with the applicable purchase order, the Specifications or the representations and warranties of RPRPI set forth in Sections 3.1(a) and (b) hereof. In the event that any portion of any shipment fails to conform to the applicable purchase order, the Specifications or the representations and warranties of RPRPI set forth in Sections 3.1(a) and (b) hereof, Watson may reject the non-conforming portion of Product by giving prompt written notice to RPRPI within fifteen (15) days after Watson's receipt of such shipment or, if the shipment is a quarantined shipment as specified above, receipt of a certificate of analysis as so specified; provided, however, that in no event shall RPRPI be liable for any such noncompliance arising out of the shipment, storage or handling of the Product following its delivery to the carrier at the manufacturing facility. Such notice shall include a copy of Watson's test results and specify the manner in which Product fails to meet the applicable purchase order, Specifications or representations and warranties. Failing such notification, Watson shall be deemed to have accepted the shipment of Product, except as to latent defects which could not have been detected in such 15 day period. Such acceptance by Watson shall not be deemed to be a waiver by Watson of any of the representations or warranties made by RPRPI in Sections 3.1(a) and
(b) hereof.

             (c) Upon giving RPRPI such notification of non-conformance, Watson shall provide RPRPI with a reasonable opportunity to inspect the Product and make any appropriate adjustment or replacement. Any dispute regarding the proper rejection of a shipment shall be submitted for testing to an independent laboratory to be mutually agreed upon. The independent laboratory shall be mutually agreed upon within seven (7) business days of RPRPI's receipt of the notice of rejection. If the independent laboratory finds that the shipment in question or any part of it did not comply in all material respects with the Specifications or the representations and warranties of RPRPI set forth in Sections 3.1(a) and (b) at the time of delivery to the carrier as required by
Section 2.2(g), or if the parties agree that there is a shortage or non-compliance, RPRPI shall use commercially reasonable efforts to cause the Designated Manufacturer forthwith to make up the shortage, if appropriate, or replace any non-conforming Product, such new Product to be shipped to the same destination as the original shipment at RPRPI's expense, and if RPRPI is unable to cause the Designated Manufacturer to do so, it shall promptly refund any money paid by Watson with respect to such undelivered or non-complying Product and reimburse Watson for the costs of shipping such Product. Any non-conforming Product shall, at RPRPI's direction and expense, either be returned by Watson to RPRPI or destroyed by Watson (and certified as so destroyed by Watson). RPRPI's supply of substitute Product which conforms to the Product Specifications, or as the case may be, payment of the refund and reimbursement provided for herein, shall satisfy and discharge any claims or potential claims of Watson against RPRPI with respect to undelivered or non-complying Product in that shipment.

             (d) With respect to disputes described in subparagraph (c) above, the parties agree to be bound by the independent laboratory's report. Costs of the independent laboratory's activities shall be borne by Watson if the Product in question is found to comply with the Product Specifications and the representations and warranties of RPRPI


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set forth in Sections 3.1(a) and (b), and by RPRPI if such Product is found not to comply with the Product Specifications or the representations and warranties of RPRPI set forth in Sections 3.1(a) and (b).

         2.6 Inspection of the Product Facility.

             (a) Watson shall have the right (but no more than once each calendar year, unless Watson has a good faith reason to believe such facility is not in compliance in any material respect with FDA Standards or other applicable law), upon reasonable advance notice, during regular business hours and at times mutually agreed upon, to inspect the facilities (including the facilities of the Designated Manufacturer) being used by RPRPI for production of the Product to assure compliance with applicable laws, rules and regulations, including without limitation FDA Standards, applicable portions of the NDA for the Product and RPRPI-Standard QA (collectively, "Relevant Standards"). Such inspection and audit shall be conducted at Watson's sole cost and expense in a manner so as to minimize disruption of RPRPI's business operations.

         2.7 Product Recalls. In the event any governmental agency having applicable jurisdiction shall order, or in the event the parties mutually agree that otherwise becomes necessary to perform, any corrective action or market action with respect to the Product supplied hereunder, including any recall, field correction, market withdrawal, stock recovery, customer notice or restriction, caused by a breach by RPRPI of any of its representations or warranties contained in Sections 3.1(a) and 3.1(b), then RPRPI shall be liable for, and shall reimburse Watson for the reasonable, documented out-of-pocket costs actually incurred by Watson in notifying its customers of such action and replacing any Product recalled from its customers (including costs of shipment) or from Watson's inventory. Watson shall be liable for the costs of all other such actions and shall indemnify RPRPI for the reasonable, documented out-of-pocket costs actually incurred by RPRPI in connection therewith. If each of RPRPI and Watson are partly liable for such action under the terms hereof, each party shall be responsible for its proportionate share of such costs.

         2.8 Confidentiality; Press Releases.

             (a) Pursuant to the terms hereof, from time to time during the term of this Agreement, each of Watson and RPRPI and/or its respective Affiliates (in such capacity, the "Disclosing Party") have disclosed and will be disclosing to the other party and/or its Affiliates (in such capacity, the "Receiving Party") certain proprietary information, technical data, trade secrets and know-how of the Disclosing Party including, without limitation, know-how, plans, designs, methods, formulations, ingredients, samples, processes, machines, processing and control information, Royalty-Bearing Product performance data, manuals, INDs, NDAs, Regulatory Approvals, the content of any unpublished patent applications, drawings, formulae, devices, structures, models, prototypes, data, test results, photographs, film, techniques, apparatus, tapes, disks, unpublished trademarks, trade names and copyrights, customer lists, supplier lists, operating methods and procedures, marketing, distribution and sales methods and systems, sales figures, projections, finances and other business information. The


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Receiving Party shall, during the term of this Agreement, and for seven (7)
years after the expiration or sooner termination of the term of this Agreement, make no use of such confidential information except to advance the purposes of this Agreement and of the agreements contemplated herein or therein or executed concurrently herewith in accordance with its provisions, and shall use the same efforts to keep secret and prevent the disclosure of such confidential information to third parties as it would use with respect to its own confidential information. Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement and the transactions contemplated herein. The above restrictions on the use and disclosure of information shall not apply to any information which: (i) is already known to the Receiving Party at the time of disclosure, as demonstrated by competent proof; (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same; (iv) is required to be disclosed pursuant to applicable law, rule or regulation; (v) is required to be disclosed to government regulatory authorities to obtain Regulatory Approval for the Royalty-Bearing Products or to respond to a regulatory or governmental inquiry concerning the Royalty-Bearing Products; or (vi) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential hereunder.

             (b) Subject to compliance with the terms of the Jago License Agreement, Watson shall be permitted to disclose to its distributors, wholesalers and other direct customers such confidential information relating to the Royalty-Bearing Products as Watson shall reasonably determine to be necessary in order to effectively market and distribute the Royalty-Bearing Products, provided that such entities undertake the same confidentiality obligation as Watson has with respect to RPRPI's confidential information.

             (c) Except as otherwise provided herein, neither party shall use the name of the other for marketing, advertising or promotional claims without the prior written consent of the other party.

             (d) To the extent that Watson has exercised its right under Section 2.3(a) to require RPRPI to request documents from the Designated Manufacturer or receives any other confidential information belonging to the Designated Manufacturer, Watson agrees to be bound by the confidentiality provisions of the supply agreement between RPRPI and the Designated Manufacturer as if it were a party thereto.

             (e) The provisions of this Section 2.7 shall survive the expiration or sooner termination of this Agreement.


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                                  ARTICLE III

                          General Terms and Conditions

         3.1 Representations and Warranties of RPRPI. RPRPI represents and warrants to Watson that:

             (a) Subject to Watson's liability with respect to the content of Labeling under Section 2.4(a), all Product manufactured, supplied and shipped by RPRPI, or on its behalf by the Designated Manufacturer, to Watson under this Agreement shall be manufactured in accordance with and shall conform, at the time of delivery to the carrier at the manufacturing facility, to the Specifications and all applicable FDA Standards.

             (b) Subject to Watson's liability with respect to the content of Labeling under Section 2.4(a), all Product supplied by RPRPI, or on its behalf by the Designated Manufacturer, to Watson under this Agreement shall not, at the time of delivery to the carrier at the manufacturing facility, be adulterated or misbranded within the meaning of Section 301 of the Act, or be an article which may not be introduced into interstate commerce under the provisions of Section 505 of the Act.

             (c) All Product sold to Watson hereunder shall be, at the time of delivery to the carrier at the manufacturing facility, free and clear of any liens, title claims, security interests and encumbrances of any nature.

         3.2 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR OTHERWISE, AND EACH PARTY SPECIFICALLY (1) DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES OR MATERIALS, AND (2) RELEASES THE OTHER PARTY FROM, AND WAIVES, ANY AND ALL LIABILITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

                                   ARTICLE IV

                                 Indemnification

         In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

         4.1 RPRPI shall defend, indemnify and hold Watson, its Affiliates, successors and permitted assigns, and the respective officers, directors, agents, employees and shareholders of each (collectively, "Watson Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties, damages, costs and expenses (including reasonable attorneys' fees), which the Watson Indemnitees may incur or suffer as a result of third-party suits or claims for illness, bodily injury or death to the extent they are attributable to any breach by RPRPI of any representation or warranty made by RPRPI in Section 3.1(a) or (b).


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

         4.2 If any action, claim, suit, proceeding or investigation arises as to which a right of indemnification provided in this Article IV applies, the Watson Indemnitee (the "indemnified party"), shall promptly notify the party obligated under this Article IV to indemnify the indemnified party (the "indemnifying party") thereof in writing, and allow the indemnifying party and its insurers the opportunity to assume direction and control of the defense against such action, claim, suit, proceeding or investigation, at its sole expense, including without limitation, the settlement thereof at the sole option of the indemnifying party or its insurers to the extent that the indemnified party's liability is not thereby invoked. The indemnified party shall fully cooperate with the indemnifying party and its insurer in the disposition of any such matter and the indemnified party will have the right to participate in (but not control) the defense of any action, claim, suit, proceeding or investigation as to which this Article IV applies, with separate counsel at its election and at its own expense. If the indemnifying party fails or declines to assume the defense of any such action, claim, suit, proceeding or investigation within thirty (30) days after notice thereof, the indemnified party may assume the defense thereof for the account and at the risk of the indemnifying party. The indemnifying party shall pay promptly to the indemnified party any losses, obligations, liabilities, penalties, damages, judgments, reasonable costs and expenses (including reasonable legal fees) to which the indemnity under this
Article IV applies, as incurred.

                                   ARTICLE V

                                      Term

         5.1 Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and shall continue until June 30, 1999; provided, however, that in the event the necessary approvals have not been obtained in order to have the Product manufactured by an entity other than RPRPI, Watson may extend the term of this Agreement for a single, additional year by delivering written notice to RPRPI delivered at least one hundred eighty
(180) days prior to the scheduled termination date hereof.

         5.2 The following shall survive the expiration or sooner termination of the term of this Agreement: any payment obligations of the parties hereunder accruing prior to the date of expiration or termination; the provisions of Articles III and IV, and any other provision herein expressly surviving expiration or termination or necessary to interpret the rights and obligations of the parties in connection with the expiration or termination of the term of this Agreement.


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

                                   ARTICLE VI

                               Events of Default

         6.1 The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement:

             (a) either party becomes the subject of a Bankruptcy Event; or

             (b) either party breaches any material provision of this Agreement or the License Agreement, or defaults in the performance or observance of any material provision of this Agreement or the License Agreement, and fails to remedy such breach or default within one hundred eighty (180) days after receipt of notice thereof (except in the case of a failure to pay any amounts due, in which event the default if such payment is not received within 10 business days of the due date, shall give rise to an Event of Default unless the parties otherwise agree).

         6.2 If RPRPI materially defaults in the performance of its obligations hereunder to supply the Product, then Watson shall be relieved of its obligation under Section 2.1 to purchase all of its requirements for the Product from RPRPI during the applicable cure period under Section 6.1(b) (and thereafter if such cure is not effectuated during the first 120 days of such cure period).

                                  ARTICLE VII

                                    Remedies

         7.1 Immediately upon the occurrence of any Event of Default by RPRPI pursuant to Section 6.1 (a) or (b), Watson shall have the right to terminate this Agreement by delivering written notice thereof to RPRPI and pursue any and all remedies available to Watson.

         7.2 Immediately upon the occurrence of any Event of Default by Watson pursuant to Section 6.1(a) or (b), RPRPI shall have the right to terminate this Agreement by delivering written notice thereof to Watson and to pursue any and all remedies available to RPRPI.

         7.3 The parties expressly acknowledge that the remedy provisions contained in this Section are reasonable, considering the intended nature and scope of this Agreement, and considering the investments and undertakings required on the part of the parties in connection herewith.

                                  ARTICLE VIII

                                 Force Majeure

         The obligations of RPRPI and Watson hereunder shall be subject to any delays or non-performance caused by: acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; regulatory, governmental, or military action or inaction; strikes, lockouts or labor trouble; perils of the sea; or failure or delay in performance by third parties, including suppliers and service providers; or any other cause beyond the reasonable control of either party ("Force Majeure Event"). The party which is not performing its obligations under this Agreement as a result of any such event of Force Majeure shall use commercially reasonable efforts to resume compliance with this Agreement as soon as possible.

                                   ARTICLE IX

                               Covenants of RPRPI

         9.1 During the term of this Agreement, RPRPI or its Affiliates shall maintain at all times, either itself or through the Designated Manufacturer, the manufacturing capacity and capabilities which shall allow it to satisfy the provisions of this Agreement and timely supply the Product to Watson in accordance with the terms of this Agreement.

                                   ARTICLE X

                                 Miscellaneous

         10.1 In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have the authority to obligate the other party in any respect, and neither party shall hold itself out as having any such authority. All personnel of RPRPI shall be solely employees of RPRPI and shall not represent themselves as employees of Watson. All personnel of Watson shall be solely employees of Watson and shall not represent themselves as employees of RPRPI.

         10.2 Neither RPRPI nor Watson may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No such assignment shall relieve assignor of any of its obligations or liabilities under this Agreement.

         10.3 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other Person any benefit or any legal or equitable right, remedy or claim.

         10.4 This Agreement may only be modified, amended or supplemented by an instrument in writing executed by RPRPI and Watson.

         10.5 No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

         10.6 All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, air courier, or registered or certified mail, return receipt requested, addressed as follows:


If to Watson:                     If to RPRPI:

Watson Laboratories, Inc.         Rhone-Poulenc Rorer Pharmaceuticals Inc.
311 Bonnie Circle                 500 Arcola Road
Corona, California 91720          Collegeville, Pennsylvania 19426
Fax: (909) 270-1429               Fax: (610) 454-2294
Attn: Dr. Allen Chao              Attn: Vice President Industrial Operations,
                                        the Americas

With copies to:                   With copies to:

D'Ancona & Pflaum                 Rhone-Poulenc Rorer Pharmaceuticals Inc.
30 North LaSalle, Suite 2900      500 Arcola Road
Chicago, Illinois 60602           Collegeville, Pennsylvania 19426
Fax: (312) 580-0923               Attn:  General Counsel
Attn: Michel J. Feldman           Fax: (610) 454-3807


or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such communication shall be deemed to have been delivered (i) when delivered, if delivered personally, (ii) when sent (with confirmation received), if sent by facsimile transmission on a business day, (iii) on the first business day after dispatch (with confirmation received), if sent by facsimile transmission on a day other than a business day, (iv) on the second business day after dispatch, if sent by air courier, and (v) on the fifth business day after mailing, if sent by mail.

         10.7 This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         10.8 The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.9 This Agreement and any claims, disputes or causes of action relating to or arising out of this Agreement, shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

         10.10 Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.

         10.11 This Agreement and the other agreements contemplated hereby or thereby or executed concurrently herewith embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto and their respective Affiliates with respect thereto, including, without limitation, that certain letter of intent, dated May 20, 1997, between RPR and Watson. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the other agreements contemplated hereby or thereby other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other agreements contemplated hereby or thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of date first above written.


WATSON LABORATORIES, INC.                       RHONE-POULENC RORER
                                                PHARMACEUTICALS INC.

By: _______________________                     By: _______________________
Its:_______________________                     Its:_______________________